Exhibit 10(iii)(a)

                       RETIREMENT AND CONSULTING AGREEMENT


     This Retirement and Consulting Agreement ("Agreement") is entered into by and between Bernard J. Kennedy, an individual residing at 33 Ruskin Road, Amherst, New York, 14226, (hereinafter "Kennedy") and National Fuel Gas Company ("National Fuel"), a New Jersey corporation, on September 5, 2001. For purposes of this Agreement, as appropriate, the term "National Fuel" refers, collectively, to National Fuel Gas Company and its subsidiaries and other affiliates.

                                    RECITALS

     WHEREAS, Kennedy is employed by National Fuel pursuant to an employment agreement dated September 17, 1981, as amended, and currently extended to September 1, 2002 (the "Employment Agreement"), which affords him the minimum base salary hereinafter set forth, and (during as well as after the term thereof) participation in all National Fuel benefits, plans and programs (including improvements therein) on at least a par with other executive officers of National Fuel;

     WHEREAS, Kennedy has agreed to waive his rights to any automatic extension of the term of the Employment Agreement and to certain payments and benefits to which he otherwise would be entitled under the Employment Agreement during the usual automatic extension thereof and following termination of employment;

     WHEREAS, National Fuel wishes to secure for itself the availability of Kennedy so that it might benefit from Kennedy's experience, knowledge, talents, reputation and prominence in the energy industry, and desires that Kennedy continue to advise National Fuel on issues relating to expansions, mergers, acquisitions, dispositions and other important matters;

     WHEREAS, Kennedy has agreed to cooperate with National Fuel in connection with National Fuel's request on the timing of payments under the Executive Retirement Plan, and, in connection therewith, Kennedy has agreed to certain adjustments in Pension Benefit Guarantee Corporation rates, and to certain other assumptions and interest rates;

     WHEREAS, Kennedy's employment at the request of National Fuel with National Fuel after age 65 has reduced the value of benefits he accrued through that date under National Fuel's pension plans;

     WHEREAS, in lieu of seeking other opportunities, Kennedy has agree to remain available and to continue to provide services to National Fuel, to serve as a "bridge" in the event his successor should become incapacitated, and not to compete with National Fuel after the termination of his employment;


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     WHEREAS, Kennedy recognizes that National Fuel's business and goodwill are dependent upon National Fuel's trade secrets and confidential and proprietary information and that National Fuel will sustain great loss and damage if Kennedy discloses, utilizes or causes to be disclosed or utilized National Fuel's trade secrets and/or confidential and proprietary information to third parties or for Kennedy's own benefit, and Kennedy has agreed that he will not disclose, utilize or cause to be disclosed or utilized any such trade secrets and/or confidential and proprietary information;

     WHEREAS, Kennedy is not otherwise entitled to the total sums being paid under this Agreement, except as provided herein;

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions described above and set forth below, the parties to this Agreement agree as follows:

     1. Effective Date of Agreement. This Agreement shall become effective as of the date first above written.

     2. Employment.

     (a) Kennedy shall, and Kennedy agrees to, relinquish his current position of chief executive officer of National Fuel effective October 1, 2001; provided, however, National Fuel requests that Kennedy commit to continue to serve on the Board of Directors of National Fuel (the "Board") after October 1, 2001. Kennedy agrees to resign as a member of the Board following the first annual meeting of stockholders following his 72nd birthday consistent with the director tenure policy to be proposed by Kennedy to the Board at its scheduled September 13, 2001 meeting.

     (b) Kennedy shall remain an employee of National Fuel and Chairman of the Board through January 2, 2002 at which time Kennedy will terminate his employment with National Fuel and relinquish his position as Chairman of the Board.

     (c) Kennedy shall (i) receive his regular monthly base salary of $70,679.16, payable by National Fuel and its affiliated corporations in accordance with their customary practices through January 2, 2002;
          (ii) remain a participant in National Fuel's Annual At Risk Compensation Incentive Program (the "AARCIP") through September 30, 2001, and be paid, in a manner consistent with past practice, during calendar 2001 and as soon as practicable following the award thereof, a bonus for fiscal 2001 as shall be determined by the Board's Compensation Committee; and (iii) for the months of October, November and December 2001 be paid (in lieu of all other bonuses otherwise available to him under the Employment Agreement or otherwise) a monthly bonus of $149,320.84.

     (d) Upon termination of Kennedy's employment on January 2, 2002, Kennedy shall, in addition to the payments and benefits provided herein (including, but not by way of limitation, the benefits provided pursuant to section 4(c)), be

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          eligible for and entitled to (i) retiree medical benefit coverage, subject to the terms and conditions of the respective benefit plan(s) and/or program(s); (ii) life insurance benefits pursuant to, and as limited by, the Amended and Restated Split Dollar Insurance Agreement dated August 28, 1991, as last amended effective as of June 15, 2000 ("Life Insurance Agreement"); (iii) retirement benefits pursuant to the National Fuel Gas Company Retirement Plan; (iv) annuity payments pursuant to National Fuel Gas Company Deferred Compensation Plan (the "DCP") Cycles I, II-A, III and III-A; (v) a Distribution of Savings Account pursuant to DCP Cycle V; (vi) "Tophat" benefits pursuant to the National Fuel Gas Company Top Hat Plan; and (vii) unexercised stock options and SARs granted under the National Fuel Gas Company 1997 Award and Option Plan and the predecessors thereof.

     (e)  Except insofar as is necessary to accommodate the express provision of
          Section 2(a), 2(b) and 2(c) of this Agreement, the Employment Agreement shall remain in full force and effect through January 2, 2002, at which time it shall terminate, provided however such termination shall not limit or impact Kennedy's receipt of the benefits and entitlements identified in clauses (i) through (vii) of
          Section 2(d) of this Agreement which benefits for purposes of Section 4 of the Pension Settlement Agreement shall be deemed to be "payable to Kennedy pursuant to the terms of" this Agreement.

     3.   Consulting Services.

     (a) From January 2, 2002 until June 30, 2004 (the "Consulting Period"), Kennedy shall, subject to the terms and conditions hereof, make himself available to render consultation services as requested by the Chief Executive Officer of National Fuel, for which he shall receive a non-refundable monthly retainer of $20,833.33 payable on or before January 2, 2002, and on the 1st day of each succeeding month during the Consulting Period. The retainer specified in this section 3(a) shall entitle National Fuel to Kennedy's consultation services for up to 48 days during any 16 month period in the Consulting Period. In the event Kennedy performs consulting services for National Fuel for more than 48 days during any 16 month period in the Consulting Period or for more than 4 days during any calendar month during such period, National Fuel shall, upon receipt of an appropriate invoice, compensate Kennedy for such additional days at the rate of $3,500 per day. For purposes of this section 3(a), a "day" of consulting services shall mean any calendar day or part thereof during which Kennedy renders consulting services (including any days during which Kennedy is required to travel on consultation related business).

     (b) As needed during the Consulting Period at the request of the chief executive officer of National Fuel from time to time (and subject to the limitations provided in section 3(a) above), Kennedy shall advise and assist National Fuel concerning mergers and acquisitions, regulatory matters, marketing and customer relations, business strategy and such other matters as may arise that

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          the Chief Executive Officer of National Fuel determines, from time to time, require Kennedy's experience and knowledge. In addition, Kennedy shall represent National Fuel with trade or business associations as selected by the chief executive officer of National Fuel from time to time. Service for or in connection with AEGIS, shall not be considered consultation service for National Fuel for purposes of this Agreement.

     (c) During the Consulting Period, Kennedy shall be an independent contractor and, as such, shall control the detail, manner and means of providing consulting services pursuant to this Agreement. Accordingly, Kennedy shall not be required to work any particular schedule, but shall use his best efforts to meet National Fuel's deadlines. Further, Kennedy shall not, within reason, be required to work at any particular location; however, during the Consulting Period, National Fuel shall provide reasonable and sufficient executive office space and executive secretarial assistance, telephone, fax service, computer, other customary office equipment and support, together with a garage space and related support when Kennedy's presence is required at National Fuel offices. Subject to the approval of the chief executive officer of National Fuel or his or her designee, and upon receipt of proper documentation, National Fuel shall reimburse Kennedy for any reasonable expenses incurred in connection with the performance of consulting services under this Agreement. Kennedy shall be entitled to utilize first class commercial air travel, the company plane or jet service, or comparable facility.

     (d) During the Consulting Period, National Fuel shall provide such other support and facilities as the chief executive officer of National Fuel shall decide facilitates Kennedy's business and industry related exposure and contacts that Kennedy has cultivated, and will cultivate, for National Fuel.

     (e) In view of the success the Company has enjoyed under his leadership and the record performance it has achieved in recent years, Kennedy shall, if requested by the Board during the three years following his retirement, serve on any committee of the Board established to review any transaction which, if consummated, would constitute a "Change in Control" under the National Fuel Gas Company 1997 Award and Option Plan. Such service shall not reduce, or be considered a part of, the consultation obligation of Section 3(a) or entitle Kennedy to any compensation pursuant to Section 3(a). Upon the occurrence of any such "Change in Control" transaction prior to January 1, 2005 (or thereafter, if the transaction was publicly announced prior to January 1, 2005), in recognition of the success of Kennedy's efforts in bringing the Company to its current position and taking into account the additional value shareholders receive through consummation of such "Change in Control" transaction, the Compensation Committee shall consider and recommend to the Board, and the Board shall make, an award of National Fuel common stock to Kennedy in such amount(s), as the Compensation Committee and the

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               Board, respectively, shall equitably determine in the exercise of their discretion.

     4. Retirement. In addition to the compensation and benefits provided pursuant to sections 2 and 3 of this Agreement and the compensation and benefits to which Kennedy is entitled under the terms of National Fuel's compensation and benefit plans and policies for directors, Kennedy shall be entitled to the following compensation and benefits, except as otherwise provided in Section 4(d), upon termination of his employment by National Fuel:

          (a) Kennedy shall receive such support and benefits provided to a retired chief executive officer and chairman of the Board, commensurate with National Fuel's past practice; as outlined to Kennedy in a letter of even date herewith from the Chairman of the Board's Compensation Committee (the "Letter") and any other support or benefits as may be approved by National Fuel's chief executive officer;

          (b) All of Kennedy's stock options and SARs, whether granted before or after the effective date of this Agreement, shall remain exercisable for their remaining terms (disregarding, for purposes of determining the terms of such options and SARs, the termination of Kennedy's employment);

          (c) To the extent not provided under the Company's retiree welfare benefits plans and programs (pursuant to Section 2(d) herein), for the rest of Kennedy's life, he and, as applicable, his spouse and his daughter Maureen shall be entitled to all medical, health care and dental benefits under National Fuel's medical, health care and dental plans and/or programs as if Kennedy were still employed, at the same level of benefits and at the same net dollar cost to Kennedy as is available to all of National Fuel's senior executives generally or, if greater, at the same level of benefits and at the same dollar cost to Kennedy as Kennedy was receiving or was eligible to receive prior to his retirement on January 2, 2002; provided, however, that if National Fuel cannot provide such benefits under its existing plan(s) and/or program(s) because of limitations under applicable law, National Fuel shall provide equivalent benefits on an individual basis; provided, further, that following Kennedy's death, Kennedy's spouse and his daughter Maureen shall (at their expense, to the extent not paid for by National Fuel pursuant to National Fuel's retiree welfare benefit plan(s) or program(s) pursuant to Section 2(d) of this Agreement) remain eligible to participate for their lives in the medical and dental benefit plan(s) and/or program(s) that Kennedy and/or his spouse and his daughter Maureen were participating in prior to Kennedy's death; and

          (d) As consideration for past services, Kennedy's agreement to waive the compensation and other benefits he would otherwise be entitled to receive under his Employment Agreement through the remaining term thereof and

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


               Kennedy's agreement to be bound by the non-competition covenants contained in section 8 hereof, the following:

               (i) An award effective October 1, 2001 of (or awards aggregating) 50,000 shares of stock (such number being adjusted to reflect a stock split, stock dividend or consolidation after the date of this Agreement, but prior to October 1, 2001).

               (ii) The payments set forth in the Pension Settlement Agreement by and between National Fuel and Kennedy to be executed contemporaneously with this Agreement (the "Pension Settlement Agreement").

     5. Death or Disability. In the event of Kennedy's death or total disability prior to termination during the term of employment described in Section 2(b), National Fuel's obligation to pay base salary and any unearned bonuses as described in section 2(c) shall end with its prorated payment thereof for the pay period during which such death or disability occurs. In the event of Kennedy's death or total disability during the Consulting Period, National Fuel's obligation to pay the monthly retainer described in section 3(a) shall end with its payment thereof for the month during which such death or disability occurs.

     6.   Non-Disclosure Agreement.

          (a) As part of the consideration for the compensation provided in this Agreement and for the other covenants made by National Fuel in this Agreement, Kennedy shall hold in a fiduciary capacity, for the benefit of National Fuel, all of National Fuel's trade secrets and confidential and proprietary information. Kennedy shall not, without the prior written consent of National Fuel, at any time following the termination of Kennedy's employment with National Fuel, utilize, communicate or divulge to anyone other than National Fuel or those designated by it any of National Fuel's trade secrets or confidential and proprietary information. Kennedy shall provide National Fuel with prompt notice of any subsequent employment, including, but not limited to, the name and address of any subsequent employer and the title and duties of Kennedy's position therewith so that National Fuel can take whatever steps it deems appropriate in order to protect its interests under this Agreement. Kennedy understands that, under appropriate circumstances, National Fuel can sue Kennedy and/or any of Kennedy's future employers for tortious interference with National Fuel's contracts, interference with National Fuel's prospective business relations, and/or misappropriation of National Fuel's trade secrets or confidential and proprietary information. Except with respect to the monthly retainer described in section 3(a), in no event shall an asserted violation of the provisions of this section 6 constitute a basis for deferring or withholding any

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


               amounts otherwise payable or provided to Kennedy under this Agreement or the Pension Settlement Agreement.

          (b) The prohibition against Kennedy's use of National Fuel's trade secrets and confidential and proprietary information, other than for the benefit of National Fuel, includes, but is not limited to, (i) the exploitation of any products or services that embody or are derived from National Fuel's trade secrets or confidential and proprietary information, and (ii) the exercise of judgment or the performance of analysis based upon knowledge of National Fuel's trade secrets and confidential and proprietary information. Kennedy represents, warrants and agrees that he has no proprietary or ownership rights or title to any of National Fuel's trade secrets or confidential and proprietary information and no legal right to use, disclose, disseminate, or publish any of National Fuel's trade secrets or confidential and proprietary information in any locality.

     7. Definition of Confidential Material. National Fuel's "trade secrets" and "confidential and proprietary information" include, but are not limited to, any and all memoranda, software, data bases, computer programs, interface systems, pricing and client information, and records pertaining to National Fuel's methods or practices of doing business and marketing its services and products, whether or not developed or prepared by Kennedy during the term of his employment with National Fuel or in connection with his providing consulting service to National Fuel. National Fuel's trade secrets and confidential and proprietary information also include "writing" or "writings," which shall mean and include all works, expressed in words, numbers or other verbal or numerical symbols, regardless of the physical manner in which they are embodied, including, but not limited to, books, articles, manuscripts, memoranda, computer programs, computer software systems, maps, charts, diagrams, technical drawings, manuals, video and audio tape recordings, and photographs, whether or not developed or prepared by Kennedy during the term of his employment with National Fuel or in connection with his providing consulting services to National Fuel. National Fuel's trade secrets and confidential and proprietary information shall include any information or material not generally known to the public (other than by act of Kennedy or his representatives in breach of this Agreement) which gives the holder thereof an opportunity to obtain an advantage over competitors without knowledge of such information, as well as any information received from third parties under confidential conditions and information subject to National Fuel's attorney-client or work-product privilege, the use or disclosure of which might reasonably be construed to be contrary to National Fuel's interests.

     8.   Non-Compete Covenants.

          (a) In order to protect and safeguard National Fuel's trade secrets and confidential and proprietary information, and also National Fuel's goodwill with its customers, during the period beginning on the date of this Agreement and ending January 2, 2005, Kennedy will not, within any state in which National

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               Fuel does business at any time during such period, directly or indirectly and without the prior written consent of National Fuel engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business that is a competitor of National Fuel, as hereafter defined, or any business that is such a customer. For purposes of this Agreement, a "competitor" of National Fuel is any entity including, without limitation, a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in
               (i) the exploration for or production, transportation, purchase, brokering, marketing, distribution or trading of natural gas or other energy products or services or (ii) the timber business.

          (b) Anything contained herein to the contrary notwithstanding, nothing in section 8(a) shall be interpreted to prohibit (i) Kennedy's present or future investments in the securities of competing companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 5% of the total outstanding shares of such company, (ii) Kennedy's employment with a competitor of National Fuel provided such employment is limited to areas unrelated to the exploration for or production, transportation, purchase, brokering, marketing, distribution or trading of natural gas or other energy products or services or the timber business, (iii) continuation of business and professional relationships with the entities identified on Exhibit A to the Employment Agreement, or (iv) Kennedy's engagement in or interest in any business after obtaining the prior written consent of National Fuel.

          (c) For the period beginning on the date hereof and ending on January 2, 2004 (the second anniversary of Kennedy's retirement on January 2, 2002), Kennedy shall not induce or otherwise entice any employee of National Fuel to leave National Fuel, nor shall Kennedy attempt to hire any of National Fuel's employees.

          (d) The foregoing restrictions contain reasonable limitations as to the time, geographic area, and scope of activity to be restrained and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of National Fuel. If and to the extent a court of competent jurisdiction finds one or more restriction contained in this section 8 to be unreasonable in terms of geographic scope, time limitation, or otherwise, the restriction(s) found to be unreasonable shall be deemed modified to the extent necessary so that the provisions of this section 8 are enforceable to the greatest extent possible.

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          9.   Obligations, Enforcement. Except as otherwise provided in section
               6 of this Agreement, National Fuel's obligation to make the payments provided for in this Agreement or the Pension Settlement Agreement shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action National Fuel may have against Kennedy or others. In no event shall Kennedy be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement. National Fuel shall pay, or on an ongoing basis promptly reimburse Kennedy, for all legal fees and expenses reasonably incurred by Kennedy in connection with Kennedy's enforcement of his rights under this Agreement.

          10. Binding Consideration. Kennedy understands, represents, warrants and agrees that National Fuel has no contractual obligation or legal duty to pay Kennedy severance compensation or wages in lieu of notice of termination.

          11. Binding Agreement. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any and all successors of National Fuel or to all or substantially all of its assets, whether by way of merger, acquisition, consolidation, share exchange or other business combination), heirs, executors, administrators and assigns. Kennedy represents, warrants and agrees that he has read, understands and intends to be bound by this Agreement and its recitals, terms, conditions and representations.

          12.  Miscellaneous.

               (a) This Agreement, the Pension Settlement Agreement and the Letter (the "Documents") contain and state the entire agreement of the parties hereto with respect to the subject matters of the Documents and, except as otherwise expressly provided in the Documents, supersede and cancel all prior written and oral agreements and understandings with respect to the subject matter of the Documents; provided, however, that notwithstanding the foregoing, this Agreement shall have no effect upon (i) the Employment Agreement, prior to its termination on January 2, 2002 except as insofar as is necessary to accommodate the express provision of Sections 2(a), 2(b) and 2(c) of this Agreement, and (ii) Kennedy's rights under the Life Insurance Agreement. Except for awards or payouts to be made prior to Kennedy's termination of employment as provided herein, no payments shall be made after January 31, 2002, hereunder unless and until the release required in Section 8 of the Pension Settlement Agreement is received by National Fuel and may not be revoked by Kennedy.

               (b) The term "affiliate" as used in this Agreement with respect to a party, means any individual or entity that owns or controls, is owned or controlled by, or is under common ownership or control with, such party.

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               (c)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to Kennedy:
                    Bernard J. Kennedy
                    33 Ruskin Road
                    Amherst, New York  14226

                    If to National Fuel:
                    National Fuel Gas Company
                    10 Lafayette Square
                    Buffalo, New York  14203
                    Attention:  Corporate Secretary

                    or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

               (d) This Agreement shall be governed by the laws of the State of New York and may be amended or modified only by written agreement signed by both parties.

               (e) Notwithstanding any other provision of this Agreement, National Fuel may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations; provided, however, without prior approval of Kennedy, shall not withhold more than the minimum amount National Fuel reasonably determines is required to be withheld under such laws or regulations.

               (f) The obligations of Kennedy hereunder are personal and cannot be assigned.

               (g) If any term or other provision of this Agreement shall be declared to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to this Agreement. Upon any binding determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be effected to the full extent possible.

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               (h)  The headings in this Agreement are not part of the
                    provisions hereof and shall have no force or effect.

               (i) Except as otherwise provided herein, this Agreement shall terminate upon satisfaction of each party's obligations hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written

BERNARD J. KENNEDY                   NATIONAL FUEL GAS COMPANY


________________________________     By:________________________________________

                                     ___________________________________________
                                     Its: Chairman of the Compensation Committee
                                           of the Board of Directors

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                                                              Exhibit 10(iii)(b)

                          Pension Settlement Agreement


     This Pension Settlement Agreement (the "Agreement") is entered into by and between Bernard J. Kennedy, an individual residing at 33 Ruskin Road, Amherst, New York, 14226, (hereinafter, "Kennedy") and National Fuel Gas Company ("National Fuel"), a New Jersey corporation, on September 5, 2001, concurrently with, and in contemplation of, a Retirement and Consulting Agreement ("R&C Agreement") entered into by and between said parties on said date.

                                    Recitals

     Whereas, Kennedy is the Chief Executive Officer and Chairman of the Board of National Fuel and is employed by National Fuel pursuant to an employment agreement, dated September 17, 1981, as amended and extended to September 1, 2002 (the "Employment Agreement");

     Whereas, pursuant to the Employment Agreement, Kennedy is entitled, inter alia, to participate, on the same basis generally as other executive officers of National Fuel, in all general employee benefit plans and programs as well as all benefit plans available to executive officers, including, without limitation, medical and dental care, health and life insurance, disability protection and pension plans;

     Whereas, at the request of National Fuel, Kennedy has continued to serve National Fuel and various of its subsidiaries as an executive officer since his September 1, 1996 normal retirement date;

     Whereas, in consideration of Kennedy's continued service to National Fuel past normal retirement age, National Fuel has heretofore undertaken to recompense Kennedy (and, in the event of Kennedy's death while employed by National Fuel, Kennedy's wife) for the adverse retirement benefit-related consequences of such extended service;

     Whereas, in consideration of the undertakings of National Fuel set forth in this Agreement and in the R&C Agreement, Kennedy has agreed to relinquish his position and duties as Chief Executive Officer and as Chairman of the Board of Directors, effective as of October 1, 2001 and January 2, 2002 respectively, and has agreed to conclude his employment with National Fuel and to the termination of the Employment Agreement as of January 2, 2002, all in accordance with the terms and conditions of this Agreement and the R&C Agreement;


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     Whereas, differences have arisen between Kennedy and National Fuel respecting (i) the quantification of Kennedy's benefits under the National Fuel Executive Retirement Plan (the "ERP"), (ii) Kennedy's entitlement to receive benefits under the ERP in the form of a lump sum payment, and (iii) the quantification of such lump sum payments; and

     Whereas, it is in National Fuel's interest to defer any lump sum payment of Kennedy's benefits under the ERP;

     Now, therefore, in consideration of the mutual promises, terms, covenants and conditions described above and set forth below, the parties to this Agreement agree as follows:

     1.) Effective Date. This Agreement shall become effective as of the date first above written, unless the R&C Agreement shall not have become effective as of the same date, in which event, this Agreement shall become effective as of the same date as the R&C Agreement.

     2.) Amendment of ERP. National Fuel agrees to amend the ERP to reflect the intent and prior actions of the Board of Directors of National Fuel in substantially the form as attached hereto as Exhibit I.

     3.) ERP Payments. To resolve all disputes as to the calculation of the benefits due under the ERP as amended pursuant to paragraph 2 above, the parties hereto have agreed to the benefits payable under the ERP and agree that the following amounts, and no other amounts, shall be paid under the ERP to Kennedy, his spouse, heirs or assigns, as follows:

     (a) An annuity in the monthly amount of $183,745 with the first payment being due January 2, 2002 and payable on the 1st of each month thereafter for the life of Kennedy.

     (b) Kennedy shall have the right to elect prior to November 30, 2003 to receive a single lump sum payment of $23,000,000 on January 3, 2004 in lieu of the payments to be made under the ERP after December 31, 2003 as provided in paragraph 3(a) above. Such election shall be made by means of a written, duly executed and acknowledged irrevocable election delivered to, and received by, National Fuel's Corporate Secretary prior to November 30, 2003.

     (c) National Fuel's Board of Directors shall have the sole and absolute right to defer payment of the lump sum payment elected pursuant to paragraph 3(b), to the first day of any month prior to July 1, 2004.

          (i) If the lump sum payment is deferred for any reason, the payments due under paragraph 3(a) shall continue and be payable until the lump sum is paid.

          (ii) The amount of the lump sum payment under paragraph 3(b) shall not change as a result of the deferral for any reason of the lump sum payment.

     (d) If Kennedy's death occurs prior to (i) the payment of a lump sum pursuant to an election under paragraph 3(b) above, or (ii) January 1, 2004 (if Kennedy does not make the lump sum election pursuant to paragraph 3(b) above), Kennedy's spouse (or Kennedy's estate should she predecease him) shall receive a lump sum payment of $23,000,000 within 30 days after Kennedy's death and no further payments shall be made under paragraph 3a. Should Kennedy's date of death occur on or after the applicable date above, all payments shall cease and no payments shall be payable to Kennedy's spouse and estate.

     4.) Accord and Satisfaction. Kennedy hereby agrees to accept and receive the benefits under the ERP as set forth in paragraph 3 above in full satisfaction and discharge of Kennedy's entitlements under the ERP and any and all claims Kennedy has or may have against National Fuel, any of its subsidiaries or affiliates, the ERP or the National Fuel Gas Company Retirement Plan (the "Retirement Plan"), their officers, directors, administrators, fiduciaries or trustees in respect of retirement or other post-employment benefits, including but not limited to retirement benefits to which he may be entitled pursuant to the Employment Agreement or under any prior action by National Fuel's Board of Directors or any committee thereof excepting only such benefits as are payable to Kennedy pursuant to the terms of the R&C Agreement and Retirement Plan.

     5.) Binding Agreement. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any and all successors of National Fuel or all or substantially all of its assets, whether by way of merger, acquisition, consolidation, share exchange or other business combination), heirs, executors, administrators and assigns. Kennedy represents, warrants and agrees that he has read, understands and intends to be bound by this Agreement and its recitals, terms, conditions and representations. The officer of National Fuel who executes this Agreement on behalf of National Fuel represents and warrants that he has all necessary power and authority to do so.

     6.) Disputes.

     (a) In the event of any dispute or difference with respect to the subject matter of this Agreement or the enforcement of rights hereunder to which Kennedy (in his individual capacity), his spouse or estate (each a "Kennedy Party") and National Fuel and no other person or entity are parties (a "PSA Dispute") either a Kennedy Party or National Fuel may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator shall be selected by agreement of the parties or, if they cannot agree on an arbitrator within 30 days after the date arbitration is required by either party, then the arbitrator shall be selected with each party selecting an individual with such two selected individuals designating the arbitrator. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrator shall not be bound by judicial formalities and may abstain from following the strict rules of evidence. Unless otherwise agreed by the parties, any such arbitration shall take place in Buffalo, New York and shall be conducted in accordance with the Employment Dispute Resolution Rules of the AAA.

     (b) In the event of a PSA Dispute, each party shall pay its own legal fees, court costs, litigation expenses and/or arbitration expenses, as applicable, and all other similar fees, costs, and expenses. Provided, however, if the "Dispute Date"/1/ in respect of a PSA Dispute is on or after the date on which a majority of the members of the Board are not "Incumbent Directors"/2/ and/or individuals whose election was supported by the majority of the Incumbent Directors then on the Board, then National Fuel shall reimburse the applicable Kennedy Party for his reasonable expenses of arbitration or litigation except in the event a Kennedy Party does not prevail on at least one material issue.

--------------------

     1 "Dispute Date" means the date the written notice of arbitration specified in paragraph 6(a) is received by National Fuel or a Kennedy Party, as the case may be, or if earlier, the date a complaint is filed by a Kennedy Party or National Fuel in a court of competent jurisdiction with respect to the subject matter of this Agreement.

     2 "Incumbent Directors" means the individuals who are directors of National Fuel on the date of this Agreement.

     (c) National Fuel shall pay the reasonable expenses of a contest with the Internal Revenue Service ("IRS") should the IRS assert that a Kennedy Party is in constructive receipt in 2001 of payments to be made hereunder in years after 2001.

     (d) To the full extent permitted under applicable law, National Fuel shall indemnify a Kennedy Party and hold each harmless in respect of attorneys' fees and expenses, other litigation expenses and court costs and all other similar fees, costs, and expenses reasonably incurred by a Kennedy Party as a defendant in connection with litigation (other than a PSA Dispute) regarding the validity or enforceability of, or National Fuel's liability under, any provision of this Agreement.

     7.) Status as General Creditor. The Agreement is intended to be an unfunded deferred compensation arrangement for a member of management and a highly compensated employee for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Kennedy shall have no interest in any particular asset or assets of National Fuel by reason of any rights under this Agreement and shall have the status of a general unsecured creditor at National Fuel. National Fuel shall establish a Rabbi Trust during January 2002 in substantially the terms attached as Exhibit 2 and National Fuel shall place in the Rabbi Trust cash or other assets which it determines are sufficient to meet its obligations under this Agreement at such time and based on amounts to be accrued for financial accounting purposes. In addition, upon the occurrence of a "Change in Control" as such term is defined in the National Fuel Gas Company 1997 Award and Option Plan, as in effect on the date of this Agreement, National Fuel shall place in the Rabbi Trust such cash and other assets as National Fuel determines are necessary to satisfy all liabilities under this Agreement.

     8.) Release. In consideration of the payments to be made hereunder, Kennedy agrees to execute at the time of his termination of employment, a full release and waiver of all claims or potential claims which Kennedy may have against National Fuel or its affiliates relating to his employment or termination of employment in the form substantially as attached hereto. Except for the payment due on January 2, 2002 pursuant to Section 3(a) of this Agreement, no payments shall be made hereunder until the date such release is received by National Fuel and may no longer be revoked by Kennedy.

     9.) Miscellaneous.

     (a) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Kennedy:
          Bernard J. Kennedy
          33 Ruskin Road
          Amherst, New York  14226

          If to National Fuel:
          National Fuel Gas Company
          10 Lafayette Square
          Buffalo, New York  14203
          Attention: Corporate Secretary

          or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

     (b) This agreement shall be governed by the laws of the State of New York and may be amended or modified only by written agreement signed by both parties.

     (c) If any term or other provision of this Agreement shall be declared to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to this Agreement. Upon any binding determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be effected to the full extent possible.

     (d) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors or legal representatives.

     (e) The headings in this Agreement are not part of the provisions hereof and shall have no force or effect.

     (f)  Notwithstanding any other provision of this Agreement, National

          Fuel may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations; provided, however, without prior approval of Kennedy, National Fuel shall not withhold more than the minimum amount National Fuel determines is required to be withheld under such laws or regulations.

     (g) The rights and benefits of Kennedy under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process except as required by law. Any attempts by Kennedy to anticipate, alienate, assign, sell, transfer, pledge, or encumber the same shall be void.

     (h) Except as otherwise provided herein, this Agreement shall terminate upon satisfaction of each party's obligations hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


BERNARD J. KENNEDY                   NATIONAL FUEL GAS COMPANY


__________________________           By:____________________________________
                                     _______________________________________
                                     Its: Chairman of the Compensation Committee
                                            of the Board of Directors



         I, ___________________, do hereby consent to, and agree with the settlement as established above and agree that my rights under the ERP, as modified by prior action of National Fuel and by amendments, will be only those as set forth in this Agreement.

Witness:                                   _____________________________________

_________________________                 Date:_________________________________

                                                         Exhibit 1 to 10(iii)(b)

                                    AMENDMENT
                            NATIONAL FUEL GAS COMPANY
                         AND PARTICIPATING SUBSIDIARIES
                            EXECUTIVE RETIREMENT PLAN


     This Amendment is made as of this ____ day of ________, 2001 by National Fuel Gas Company (hereafter "NFG").


Background Statement:

     National Fuel Gas Company established the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the "Plan") effective as of February 19, 1987. Pursuant to Article 8 of the Plan, NFG wishes to amend the Plan effective as of August 1, 2001.


     NOW THEREFORE, NFG hereby amends the Plan in the following respects:


1.   The following new Section 2.1.1 is added following Section 2.1:

          2.1.1 Actuarial Adjustment is defined in Section 3.5(b).


2.   The following new Section 2.7.1 is added following Section 2.7:

          2.7.1. Collar Rate means an annual rate of interest equal to the lesser of (i) 4.25%, or (ii) the Pension Benefit Guaranty Corporation Immediate Annuity Rate applicable during the calendar month in which the current term of a Qualifying Member's Employment Agreement terminates.


3.   The following new Sections 2.10.1 and 2.10.2 are added following Section
     2.10:

          2.10.1 Election Lapse Date is defined in Section 5.4 (c).

          2.10.2 Employment Agreement is defined in Section 2.15.1.


4.   Section 2.12 (a) is amended to read as follows:

          2.12 (a) Final Average Pay means an amount equal to the average of the Annual Cash Compensation payable by the Company to a Member for the 60 consecutive month period during the 120 consecutive month period immediately preceding the date the

     Member retires or, in the case of a Qualifying Member, the Valuation Date, which 60 consecutive month period produces the highest average.


5.   A new Section 2.12(b)(v) is added at the end of Section 2.12(b) as follows:

          (v) In the event that a Qualifying Member's actual retirement date does not coincide with the Qualifying Member's Valuation Date, the amount of the Qualifying Member's Annual Cash Compensation, if any, which relates to the interval between the Qualifying Member's actual retirement date and the end of the current term of the Qualifying Member's Employment Agreement shall be determined by the Compensation Committee of the Board of Directors in its reasonable discretion and confirmed to the Committee.


6.   The following new Sections 2.15.1 and 2.15.2 are added following Section
     2.15:

          2.15.1 Qualifying Member means a Member who (i) has a written employment agreement with the Company (hereafter an "Employment Agreement"), (ii) has, at the express request of the Board of Directors, served past his Normal Retirement Date, and (iii) who retires either (a) at the end of the current term of his Employment Agreement, or (b) with the Board of Directors' consent, during the current term of his Employment Agreement.

          2.15.2 Qualifying Member's Lump Sum Payment is defined in Section 5.4(c).


7.   The following new Section 2.17.1 is added following Section 2.17:

          2.17.1 Valuation Date means the date on which a Qualifying Member actually retires, unless (i) the Qualifying Member actually retires prior to the end of the current term of his Employment Agreement and (ii) the end of such term occurs in the same fiscal year of the Company as the Qualifying Member's actual retirement date, in which event, Valuation Date means the date on which the current term of the Qualifying Member's Employment Agreement terminates.


8.   Section 2.19 is amended to read as follows:

          2.19 Years of Service equals the number of Employment Years completed by a Member. An Employment Year in which a member completed 1,000 or more but less than the normal number of Hours of Service (as such term is defined in the Basic Pension Plan) for a full-time employee of the Company shall be credited as a partial Year of Service equal to the number of Hours of Service credited in such Employment Year divided by the normal number of Hours of Service for a full-time employee of the Company. Years of Service shall not exceed 40 except in the case of a Qualifying

     Member. No more than one Year of Service shall be credited in any Employment Year. In the case of a Qualifying Member, the Qualifying Member's Years of Service shall include the interval, if any, between the Qualifying Member's actual retirement date and his Valuation Date.


9.   Section 3.1 is amended to read as follows:

     3.1  Total Benefit Base.

          (a) Total Benefit Base of Non-Qualifying Member. The Total Benefit Base of a Vested Member who is not a Qualifying Member shall be a monthly annuity for his life, commencing at his Normal Retirement Date, under which the annual payments shall equal an amount calculated by adding the products of .0197 times the Member's Years of Service not in excess of 30 and .0132 times his Years of Service, if any, in excess of 30 (but not to exceed 10), and multiplying the sum thereof by his Final Average Pay.

          (b) Total Benefit Base of Qualifying Member. The Total Benefit Base of a Vested Member who is a Qualifying Member shall be a monthly annuity for his life commencing at his actual retirement date (payable on the 1st day of each month). Annual payments of the Qualifying Member's Total Benefit Base shall equal an amount calculated by adding the products of (x) .0197 times the Member's Years of Service not in excess of 30, (y) .0132 times such Member's Years of Service, if any, in excess of 30 (but not to exceed
     10), and (z) .018 times such Member's Years of Service in excess of 40, if any, and then multiplying the sum of (x), (y) and (z) by such Member's Final Average Pay, and adding to the product thus obtained an amount equal to the Actuarial Adjustment calculated under Section 3.5(b).


10.  The following new Section 3.3.1 is added following Section 3.3:

          3.3.1 Additional Benefit Base of Qualifying Member. The Additional Benefit Base of a Vested Qualifying Member shall be a monthly annuity for his life commencing at his actual retirement date (payable on the 1st day of each month) under which the annual payments shall equal the Qualifying Member's Total Benefit Base less the sum of (x) .0125 times his Years of Service (up to but not exceeding 40) times his Social Security Benefit and
     (y) the Qualifying Member's Benefit Base (as reduced, if at all, on account of Benefit Limitations) under the Basic Pension Plan. Notwithstanding any provision of this Plan to the contrary, the Additional Benefit Base of a Vested Qualifying Member will not exceed $200,000 per month.


11.  Section 3.5 is amended to read as follows:

     3.5  Late Retirement.

          (a) Non-Qualifying Member. A Member's Years of Service shall be credited if they extend beyond his Normal Retirement Date, (but shall not exceed 40 in total, except in the case of a Qualifying Member), and the Final Average Pay determination shall reflect such Years of Service. However, except as provided in subsection (b) of this Section 3.5, there shall be no actuarial adjustment to his Additional Benefit Base on account of a Member's retirement after Normal Retirement Date; for such purpose the Additional Benefit Base hereunder shall be computed as if his late retirement date were his Normal Retirement Date.

          (b) Qualifying Member. Upon a Qualifying Member's retirement, the benefits which he would have been entitled to receive under the Basic Pension Plan had he retired on his Normal Retirement Date together with the benefits which he would have been entitled to receive under this Plan had he retired on his Normal Retirement Date, shall be actuarially increased to reflect his late retirement, using the most recently published actuarial table that is both generally accepted by American actuaries and reasonably applicable to the Basic Pension Plan as well as this Plan, and a 6% per annum interest rate. The difference in the total annual benefit payable under this Plan and the Basic Pension Plan at his Normal Retirement Date and as actuarially adjusted at his actual retirement date shall be the amount of the "Actuarial Adjustment".


12.  Section 5.4 is amended to read as follows:

     5.4  Lump Sum Payment Option.

          (a) There shall be one exception to Section 5.1 in the case of a Member who is a Qualifying Member, and one exception to Section 5.1 in the case of a Member who is not a Qualifying Member:

          (b) Non-Qualifying Member. A Member who is not a Qualifying Member may elect to receive Retirement Benefits in the form of a lump sum payment even if he does not or may not select such option under the Basic Pension Plan. Such election may only be made by means of an irrevocable election executed in the calendar year prior to the year in which the Member's Retirement Date occurs. The most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the Plan, and a 6 percent annual interest rate or discount rate, shall be used to convert the Member's Additional Benefit Base to a lump sum equivalent.

          (c) Qualifying Member. During the period commencing six months prior to his actual retirement date and ending at the close of business on the last business day of the

     22nd calendar month following the calendar month during which his actual retirement date occurs, a Qualifying Member may elect to receive the actuarial equivalent of the future payments of his Additional Benefit Base in the form of a lump sum payment (the "Qualifying Member's Lump Sum Payment") even if he does not or may not elect a lump sum payment under the Basic Pension Plan. Such election may only be made by means of a written, duly executed and acknowledged irrevocable election delivered to, and received by, the Company's Corporate Secretary prior to the close of business on the last business day of the 22nd calendar month following the calendar month in which the Qualifying Member's actual retirement date occurs (the "Election Lapse Date'). If the Qualifying Member makes the election prior to the Election Lapse Date, monthly benefit payments shall be made as otherwise determined under the Plan beginning with the month in which his actual retirement occurs and for the 23 months which follow the month in which his actual retirement occurs. The Qualifying Member's Lump Sum Payment will be paid on the first business day of the second month following the Election Lapse Date.

          The Qualifying Member's Lump Sum Payment shall be the actuarial equivalent amount of the future payments of his Additional Benefit Base computed as of the first business day of the second month following the Election Lapse Date and using the most recently published mortality table and scale that are generally accepted by American actuaries and reasonably applicable to the Plan, and an interest rate equal to the Collar Rate. Notwithstanding any provision of this Plan to the contrary, the Qualifying Member's Lump Sum Payment will not exceed $25,000,000.

          (d) Qualifying Member's Death. In the event that a Qualifying Member's death occurs (i) after his actual retirement date and on or before the Election Lapse Date, or (ii) on or before his actual retirement date, the Qualifying Member's spouse (or the Qualifying Member's estate, in the event that such spouse shall predecease him) shall receive a lump sum death benefit calculated as described in this paragraph. The lump sum death benefit will be equal to the amount the Qualifying Member would have been entitled to receive pursuant to Section 5.4(c) calculated as if he had timely and properly made the election to receive a lump sum payment and without any adjustment for time of payment. For purposes of the preceding sentence, in the event the Qualifying Member's death occurs prior to his actual retirement date, the first day of the month in which his death occurred will be treated as his actual retirement date in order to determine the Election Lapse Date and to calculate the Qualifying Member's Lump Sum Payment. Payment of the lump sum death benefit under this paragraph will be made within 30 days of such Qualifying Member's death.

          In the event that a Qualifying Member's death occurs after the Election Lapse Date and the Qualifying Member has made a lump sum election pursuant to Section 5.4(c) of the Plan, but such lump sum has not been paid, the Qualifying Member's spouse (or the Qualifying Member's estate, in the event that such spouse shall predecease him) shall receive, within 30 days of such Qualifying Member's death, a lump sum payment equal to the amount of the lump sum payment that such Qualifying Member would have been entitled to receive pursuant to Section 5.4(c) and without adjustment for time of payment.

          In the event that a Qualifying Member's death occurs after the Election Lapse Date and such Qualifying Member made no lump sum election pursuant to Section 5.4(c) of this Plan, survivor benefits, if any, shall be paid as provided in the form of benefit selected by the Qualifying Member under the Plan.

          Notwithstanding any provision of this Plan to the contrary, the lump sum payment made on account of a Qualifying Member's death will not exceed $25,000,000.

          (e) With respect to other forms of benefit available under the Plan, the mortality table used in the Basic Pension Plan and described in Section
     1.01 thereof, or a successor section, shall continue to be used. If the Member's Additional Benefit Base, had it been paid in the form of an annuity, would otherwise have been expected to increase or decrease subsequent to the Member's Retirement Date, (for example, due to cost of living increases that effectively raise the maximum amounts that may be paid from the Basic Pension Plan as a result of the operation of Code
     Section 415 limits, or due to expected post-retirement AARCIP awards or other performance-related lump sum compensation), the Company may adjust such lump sum payment accordingly and shall later true it up either by paying an additional sum to the Member or by receiving a refund of any excess from the Member.


13.  In all other respects the Plan shall remain unchanged.

                                                         Exhibit 2 to 10(iii)(b)

                    TRUST UNDER PENSION SETTLEMENT AGREEMENT



     (a) THIS AGREEMENT made this _____ day of _______, 2001 by and between National Fuel Gas Company (Company) and ____________(Trustee);

     (b) WHEREAS, Company has adopted the National Fuel Gas Company and Participating Employers Executive Retirement Plan (Plan), a nonqualified deferred compensation plan;

     (c) WHEREAS, Company has entered into a certain Pension Settlement Agreement with Bernard J. Kennedy, dated __________, 2001 (Pension Settlement Agreement), a copy of which is attached to this Trust Agreement as Schedule A, which settles all claims of Bernard J. Kennedy and his beneficiaries under the Plan;

     (d) WHEREAS, Company has incurred or expects to incur liability under the terms of the Pension Settlement Agreement with respect to Bernard J. Kennedy;

     (e) WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's Insolvency, as herein defined, until paid to Bernard J. Kennedy and his beneficiaries in such manner and at such times as specified in the Pension Settlement Agreement;

     (f) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of either the Plan or Pension Settlement Agreement as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

     (g) WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Pension Settlement Agreement;

     (h) WHEREAS, it is the intention of the parties that, except as specifically described in this Trust Agreement, no other trust or source of funds will be made available to make payments under the Pension Settlement Agreement;

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

     SECTION 1. ESTABLISHMENT OF TRUST.

     (a) Company shall deposit with Trustee in trust the assets listed on Schedule B attached to this Trust Agreement, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

     (b) The Trust hereby established shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Bernard J. Kennedy and his beneficiaries, under the Pension Settlement Agreement, and general creditors as herein set forth. Bernard J. Kennedy, and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Pension Settlement Agreement and this Trust Agreement shall be mere unsecured contractual rights of Bernard J. Kennedy and his beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Pension Settlement Agreement beneficiary or their beneficiaries shall have any right to compel such additional deposits.

     (f) Upon a Change of Control, Company shall, as soon as possible, but in no event longer than 30 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay all amounts remaining to be paid under the Pension Settlement Agreement to Bernard J. Kennedy and his beneficiaries.

     SECTION 2. PAYMENTS TO PENSION SETTLEMENT AGREEMENT BENEFICIARIES AND THEIR BENEFICIARIES.

     (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of Bernard J. Kennedy (and his beneficiaries under the Pension Settlement Agreement), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Pension Settlement Agreement), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to Bernard J. Kennedy and his beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Pension Settlement Agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

     (b) The entitlement of Bernard J. Kennedy or his beneficiaries to benefits under the Pension Settlement Agreement is and shall be as set forth in the Pension Settlement Agreement. Any dispute between Bernard J. Kennedy or his beneficiaries, on the one hand, and the Company or the Trustee, on the other hand, respecting that entitlement shall be deemed to constitute a "PSA Dispute" as defined in, and shall be considered and resolved as such pursuant to the procedures set forth in, Section 6 of the Pension Settlement Agreement. Trustee shall abide by the results of those procedures.

     (c) Company may make payment of benefits directly to Bernard J. Kennedy or his beneficiaries as they become due under the terms of the Pension Settlement Agreement. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Bernard J. Kennedy or his beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Pension Settlement Agreement, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

     [(d) In the case of a difference in interpretation of this Trust Agreement and the Pension Settlement Agreement, the Pension Settlement Agreement shall control.]

     SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

     (a) Trustee shall cease payment of benefits to Bernard J. Kennedy and his beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as debtor under the United States Bankruptcy Code.

     (b) At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

     (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Bernard J. Kennedy or his beneficiaries.

     (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

     (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Bernard J. Kennedy and his beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Bernard J. Kennedy and his beneficiaries as general creditors of Company with respect to benefits due under the Pension Settlement Agreement or otherwise.

     (4) Trustee shall resume the payment of benefits to Bernard J. Kennedy or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Bernard
J. Kennedy and his beneficiaries under the terms of the Pension Settlement Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Bernard J. Kennedy and his beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

     SECTION 4. PAYMENTS TO COMPANY.

     Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Bernard J. Kennedy and his beneficiaries pursuant to the terms of the Pension Settlement Agreement.

     SECTION 5. INVESTMENT AUTHORITY.

     [(a)] Trustee may invest only in insurance contracts with insurance companies with an A.M. Best rating of ____ or better, treasury securities or money market mutual funds. It is the intent of the parties that assets contributed by Company generally will not be sold or otherwise disposed of by Trustee. However, if the A.M. Best rating of an insurance company falls below _____ while an insurance policy with that company is held in the Trust, Trustee may sell or otherwise dispose of that policy only after consultation with the Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Bernard J. Kennedy or his beneficiaries.

     [(b) Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets, only of the type described in (a), of equal fair market value for any asset held by the Trust. The right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.]

     SECTION 6. DISPOSITION OF INCOME.

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested, except if the Trust is fully funded pursuant to the Pension Settlement Agreement, realized income (including realized capital gain) will be paid out to Company on a monthly [?] basis.

     SECTION 7. ACCOUNTING BY TRUSTEE.

     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

     SECTION 8. RESPONSIBILITY OF TRUSTEE.

     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity, the terms of the Pension Settlement Agreement or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If Trustee (or a former Trustee) undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitations, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

     (c) Trustee may consult with legal counsel (whom may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

     (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist in it performing any of its duties or obligations hereunder.

     (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

     SECTION 9. COMPENSATION AND EXPENSES OF TRUSTEE.

     Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

     SECTION 10. RESIGNATION AND REMOVAL OF TRUSTEE.

     (a) Trustee may resign at any time by written notice to Company, which shall be effective 90 days after receipt of such notice unless Company and Trustee agree otherwise.

     (b) Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee

     (c) Upon a Change of Control, as defined herein, Trustee may not be removed by company for 24 months.

     (d) If Trustee resigns within 24 months after a Change of Control, as defined herein, Company shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

     (e) If Trustee resigns or is removed within 24 months of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee's resignation or removal.

     (f) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

     (g) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date or resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

     SECTION 11. APPOINTMENT OF SUCCESSOR.

     (a) If Trustee resigns or is removed in accordance with Section 10(a) or
(b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

     (b) If Trustee resigns or is removed pursuant to the provisions of Section 10(c) hereof and selects a successor Trustee, Trustee may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

     (c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

     SECTION 12. AMENDMENT OR TERMINATION.

     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Pension Settlement Agreement or shall make the Trust revocable.

     (b) The Trust shall not terminate until the date on which Bernard J. Kennedy and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Pension Settlement Agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

     (c) Upon written approval of Bernard J. Kennedy, Company may terminate this Trust prior to the time all benefits payments under the Pension Settlement Agreement have been made. All assets in the Trust at termination shall be returned to Company.

     (d) Except with the written consent of Bernard J. Kennedy, or his beneficiaries, as the case may be, this Trust Agreement may not be amended by Company for 36 months following a Change of Control, as defined herein. However, the Trust may terminate prior to the end of such 36-month period in accordance with the terms of this Trust Agreement.

     SECTION 13. MISCELLANEOUS.

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Bernard J. Kennedy and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of New York.

     (d) For purposes of this Trust, Change of Control shall be defined as under the National Fuel Gas 1997 Award and Option Plan, as in effect on the date of the Pension Settlement Agreement. The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of a Change of Control. Unless Trustee has received a written notice from Company or Bernard J. Kennedy or his beneficiary, Trustee shall have no duty to inquire whether a Change of Control has occurred.

     SECTION 14. EFFECTIVE DATE.

     The effective date of this Trust Agreement shall be ______________, 2001.




Signed:  __________________________________
         NATIONAL FUEL GAS COMPANY

Dated:   __________________________________




Signed:  __________________________________
         TRUSTEE

Dated:   __________________________________


STATE OF NEW YORK   )
                    :SS.
COUNTY OF ERIE      )

On the _____ day of ____________, in the year 2001, before me, the undersigned, a notary public in and for said state, personally appeared ______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity as the__________________ of National Fuel Gas Company, the corporation described in and which executed the foregoing instrument, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

__________________________________
Notary Public



STATE OF NEW YORK    )
                     :SS.
COUNTY OF ERIE       )


On the _____ day of ____________, in the year 2001, before me, the undersigned, a notary public in and for said state, personally appeared ______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity as the __________ of __________, the corporation described in and which executed the foregoing instrument, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

__________________________________
Notary Public

                                                         Exhibit 3 to 10(iii)(b)

                          RELEASE AND WAIVER OF CLAIMS


     WHEREAS, Bernard J. Kennedy (hereinafter "Kennedy") has faithfully and successfully served as the Chief Executive Officer and Chairman of National Fuel Gas Company ("National Fuel") since 1988 and 1989 respectively and has now decided to retire from those posts; and

     WHEREAS, in connection with Kennedy's retirement arrangements he and National Fuel have entered into several agreements, including a Pension Settlement Agreement; and

     WHEREAS, pursuant to Section 8 of the Pension Settlement Agreement Kennedy has agreed to execute a release and waiver of all claims and potential claims which Kennedy may have against National Fuel or its affiliates relating to his employment or retirement therefrom.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements and in consideration of the payments to be made pursuant to the Pension Settlement Agreement, the parties agree as follows:

     1. This Release and Waiver of Claims ("Release") is contemplated in, and executed pursuant to, the Retirement and Consulting Agreement and the Pension Settlement Agreement between the parties hereto. Accordingly, notwithstanding any provision of this release, it does not cover "claims" arising under said agreements. By executing this Release, Kennedy unconditionally releases, discharges, and holds harmless National Fuel, together with its affiliates, the individuals who are its officers, directors, employees, agents and representatives and their respective assigns from each and every actual or potential claim, cause of action, right, liability or demand of any kind and nature in existence at the time this agreement is executed, and from any claims which may be derived therefrom (collectively called "claims"), that Kennedy had, has, or might claim to have against National Fuel or its affiliates arising under United States Code Title 29, Chapter 14 (29 USCss.ss.621-634) or otherwise relating to his employment or retirement therefrom.

          Notwithstanding the foregoing, the parties acknowledge and agree that the terms of this Release shall not be interpreted or construed in a manner which would prevent Kennedy from asserting on his or National Fuel's behalf any available defense or counterclaim with respect to any claims or causes of action which may be brought, after the date of this Release, against Kennedy, National Fuel, or both, whether or not such claim or cause of action is covered by directors and officers liability insurance.

     2. Kennedy covenants not to sue National Fuel or any party released herein on account of any claim released hereby.

     3. This Release is entered into without reliance upon any statements and representations of any party hereto or parties hereby released other than the statements and representations referred to in this Release.

     4. This Release shall not be interpreted or construed in a manner which would limit or modify the rights or benefits to which Kennedy is entitled pursuant to the Retirement and Consulting Agreement, the Pension Settlement Agreement and any other contemporaneous agreement entered into between the parties.

     5. The parties acknowledge the adequacy of the "additional consideration" provided pursuant to the Pension Settlement Agreement and the Retirement and Consulting Agreement, that this is a legally binding document, and that they intend to comply with its terms.

     6. The parties acknowledge that this agreement contains the entire understanding of the parties respecting the subject matter thereof and that it may not be modified without the express written consent of the parties hereto.

     7. Any failure on the part of Kennedy, National Fuel or its affiliates to enforce their respective rights or privileges under this Release shall not be deemed to constitute a waiver of any rights or privileges contained herein.

     8. If any term or other provision of this Release shall be declared to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Release shall nevertheless remain in full force and effect so long as the economic or legal substance of the arrangements contemplated hereby is not affected in any manner materially adverse to any party to this Release. Upon any binding determination that any term or other provision of this Release is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Release so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable and legally enforceable manner, to the end that the arrangements contemplated hereby may be effected to the full extent possible.

     9. All notices and communications made pursuant to this Release shall be in writing and shall be made in accordance with Section 9 of the Pension and Settlement Agreement.

     10. This agreement shall be governed by the laws of the State of New York, except to the extent preempted by Federal law.

     11.  By signing this document, the parties acknowledges that:

          a.   They have read and understand the provisions thereof;

          b. Pursuant to advice, they have consulted with their respective attorneys before signing this document;

          c. Kennedy is hereby afforded a period of 21 days from the date this document is presented to him for execution to consider the same before signing it, should he so desire; and,

          d.   They have entered into this agreement knowingly and voluntarily.

     12. Kennedy may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by National Fuel at National Fuel's place of business at the address set forth in Section 9 of the Pension Settlement Agreement. Revocation may also be made by hand delivery, or facsimile.


     IN WITNESS WHEREOF the undersigned have set their hands to this Release as of the dates written below.

                                    BERNARD J. KENNEDY

                                    _______________________________

                                    Date:__________________________


                                    NATIONAL FUEL GAS COMPANY
WITNESS:

_______________________________     By:____________________________
                                    Its: [___________________________]
                                    Date:__________________________